EXHIBIT 10.9

AMENDED AND RESTATED CHANGE OF CONTROL

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED CHANGE OF CONTROL EMPLOYMENT AGREEMENT, dated as of December 12, 2008 (this “Agreement”), by and between tw telecom inc., a Delaware corporation (the “Company”), and Jill Stuart (the “Employee”).

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 1(b)) The Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Employee’s full attention and dedication to the Company in the event of any threatened or pending Change of Control, and to provide the Employee with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Employee will be satisfied and that provide the Employee with compensation and benefits arrangements that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into a Change of Control Employment Agreement dated December 1, 2008 (the “Prior Agreement”).

WHEREAS, certain revisions to the Prior Agreement are necessary to cause it to comply with, or to cause it not to be subject to, Section 409A of the Internal Revenue code of 1986, as amended (the “Code”), and the final regulations thereunder,

NOW, THEREFORE, in order to comply with, or to cause it not to be subject to, Section 409A of the Code and the regulations thereunder, the Prior Agreement is hereby amended and restated as of the date first written above as follows:

Section 1. Certain Definitions. (a) “Effective Date” means the first date during the Change of Control Period on which a Change of Control (as defined in Section 1(d)) occurs. Notwithstanding anything in this Agreement to the contrary, if (A) the Employee’s employment with the Company is terminated by the Company, (B) the Date of Termination is (x) prior to the date on which a Change of Control occurs and (y) following the date of public announcement of a transaction or event involving the Company which, if consummated, would constitute a Change of Control, and (C) if it is reasonably demonstrated by the Employee that such termination of employment was at the specific request of a third party that has taken steps reasonably calculated to effect such Change of Control, then “Effective Date” means the date immediately prior to the date of such Date of Termination.

(b) “Change of Control Period” means the period commencing on the date of the Prior Agreement and ending on the eighteen month anniversary of the date hereof; provided, however, that, commencing on the date eighteen (18) months after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal

Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate one year from such Renewal Date, unless, at least sixty (60) days prior to the Renewal Date, the Company shall give notice to the Employee that the Change of Control Period shall not be so extended.

(c) “Affiliated Company” means any company controlled by, controlling or under common control with the Company.

(d) “Change of Control” means:

(1) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(d), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition pursuant to a transaction that complies with Sections 1(d)(3)(A), 1(d)(3)(B) and 1(d)(3)(C);

(2) Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination:

(A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be,

(B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and

(C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Section 2. Employment Period. The Company hereby agrees to continue the Employee in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the 18-month anniversary of the Effective Date (the “Employment Period”). The Employment Period shall terminate upon the Employee’s termination of employment for any reason.

Section 3. Terms of Employment. (a) Position and Duties. (1) During the Employment Period, (A) the Employee’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Employee’s services shall be performed at the office where the Employee was employed immediately preceding the Effective Date or at any other location less than 35 miles from such office.

(2) During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Employee hereunder, to use the Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Employee to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Employee’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Employee prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Employee’s responsibilities to the Company.

(b) Compensation. (1) Base Salary. During the Employment Period, the Employee shall receive an annual base salary (the “Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Employee by the Company and the Affiliated Companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays Employee salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than twelve (12) months after the last salary increase awarded to the Employee prior to the Effective Date. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.

(2) Annual Bonus. In addition to the Annual Base Salary, the Employee shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Employee’s target bonus opportunity under the Company’s Annual Incentive Plan, or any comparable bonus under any predecessor or successor plan (the “Annual Incentive Plan”) for the fiscal year in which the Effective Date occurs (or if, prior to the Effective Date, the target bonus opportunity for such year has not been established, the target bonus opportunity for the fiscal year ending immediately prior to the Effective Date), and in each case taking into account any increases in Annual Base Salary to the extent relevant (the “Target Bonus”). For each fiscal year ending during the Employment Period, (a) any performance goals or other criteria used to determine the actual Annual Bonus earned shall be substantially as favorable to the Employee as the performance goals or other criteria established with respect to the Employee’s Annual Bonus opportunity for the year in which the Effective Date occurs (or if, prior to the Effective Date, the performance goals or criteria for such year have not been established, the performance goals or criteria applicable for the fiscal year ending immediately prior to the Effective Date) and (b) to the extent permitted under the Annual Incentive Plans, the exercise of negative discretion under the Annual Incentive Plan shall be no greater than the exercise of such discretion for the year immediately preceding the year in which the Effective Date occurs. Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Employee shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of the Code.

(3) Incentive, Savings and Retirement Plans. During the Employment Period, the Employee shall be entitled to participate in all cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs applicable generally to other peer Employees of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Employee with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Employee under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Employee, those provided generally at any time after the Effective Date to other peer Employees of the Company and the Affiliated Companies.

(4) Welfare Benefit Plans. During the Employment Period, the Employee and/or the Employee’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer Employees of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Employee with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Employee at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Employee, those provided generally at any time after the Effective Date to other peer Employees of the Company and the Affiliated Companies.

(5) Expenses. During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Employee at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to other peer Employees of the Company and the Affiliated Companies.

(6) Fringe Benefits. During the Employment Period, the Employee shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Companies in effect for the Employee at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to other peer Employees of the Company and the Affiliated Companies.

(7) Office and Support Staff. During the Employment Period, the Employee shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Employee by the Company and the Affiliated Companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Employee, as provided generally at any time thereafter with respect to other peer Employees of the Company and the Affiliated Companies.

(8) Vacation. During the Employment Period, the Employee shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Employee at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to other peer Employees of the Company and the Affiliated Companies.

Section 4. Termination of Employment. (a) Death or Disability. The Employee’s employment shall terminate automatically if the Employee dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of the Employee has occurred during the Employment Period (pursuant to the definition of “Disability”), it may give to the Employee written notice in accordance with Section 12(b) of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties. “Disability” means the absence of the Employee from the Employee’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative.

(b) Cause. The Company may terminate the Employee’s employment during the Employment Period with or without Cause. “Cause” means:

(1) being convicted of, or pleading guilty or nolo contendere to, a charge of commission of a felony or a misdemeanor involving moral turpitude;

(2) engaging in any theft, misappropriation, embezzlement or financial fraud relating to the Company, or reckless or willful destruction of the Company’s property, in any case that is materially and demonstrably injurious to the Company’s business, financial condition or reputation;

(3) the willful and continued failure of the Employee to perform substantially the Employee’s duties (as contemplated by Section 3(a)(1)(A)) with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Employee’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Employee by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Employee has not substantially performed the Employee’s duties;

(4) the willful or reckless engaging by the Employee in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company’s business, financial condition or reputation;

(5) any willful or reckless material breach of a statutory or common law duty of loyalty to the Company that is materially and demonstrably injurious to the Company’s business, financial condition or reputation;

(6) any material breach of the Employee’s obligations under this Agreement, including Section 9 and Section 10; or

(7) any material and willful breach of the provisions of the Company’s Code of Conduct covering the following matters (provided that the provision breached is no more restrictive than the comparable provision of the Company’s Code of Conduct as in effect at any time during the 120-day period immediately preceding the Effective Date): Drug-Free Workplace; Bribery and Fraud; False or Artificial Entries in Books and Records; or Insider Trading (other than failing to observe administrative requirements and blackout periods if no actual insider trading or tipping occurred), in each case, if such breach is materially and demonstrably injurious to the Company’s business, financial condition or reputation.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority (A) given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or (C) based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. With respect to the conduct described in Sections 4(b)(2) through 4(b)(7), the Company shall provide the Employee with written notice setting forth the details of any claimed breach and the Employee shall have a reasonable period of time (not less than thirty (30) days) to cure such claimed breach if the breach is curable. The cessation of employment of the Employee shall not be deemed to be for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Employee, if the Employee is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Employee and the Employee is given an opportunity, together with counsel for the Employee, to be heard before the Applicable Board), finding that, in the good faith opinion of the board, the Employee is guilty of the conduct described in Section 4(b)(2) through 4(b)(7), and specifying the particulars thereof in detail.

(c) Good Reason. The Employee’s employment may be terminated by the Employee for Good Reason or by the Employee voluntarily without Good Reason. “Good Reason” means:

(1) the assignment to the Employee of any duties substantively inconsistent (and excluding the assignment of insubstantial and isolated additional duties that are not substantively inconsistent) with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or any other diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(2) any failure by the Company to comply with any of the provisions of Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(3) the Company’s requiring the Employee (i) to be based at any office or location other than as provided in Section 3(a)(1)(B), (ii) to be based at a location other than the principal Employee offices of the Company if the Employee was employed at such location immediately preceding the Effective Date, or (iii) to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(4) any purported termination by the Company of the Employee’s employment otherwise than as expressly permitted by this Agreement; or

(5) any failure by the Company to comply with and satisfy Section 11(c).

For purposes of this Section 4(c), the determination of Good Reason shall be made by the Employee in good faith, and shall be described in reasonable detail in a written notice provided to the Company not later than thirty (30) days after the occurrence of the events deemed to constitute Good Reason. The Employee’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Employee’s ability to terminate employment for Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee’s or the Company’s respective rights hereunder.

(e) Date of Termination. “Date of Termination” means (1) if the Employee’s employment is terminated by the Company for Cause, or by the Employee for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, as the case may be, (2) if the Employee’s employment is terminated by the Company other than for Cause, death or Disability, the date on which the Company notifies the Employee of such termination, (3) if the Employee resigns without Good Reason, the date on which the Employee notifies the Company of such termination, and (4) if the Employee’s employment is terminated by reason of death or Disability, the date of death of the Employee or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Employee experiences, and the Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 4 constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding the foregoing, the date on which such separation from service takes place shall be the “Date of Termination”.

Section 5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Employee’s employment other than for Cause or Disability or the Employee terminates employment for Good Reason:

(1) the Company shall pay to the Employee, in a lump sum in cash within thirty (30) days after the Date of Termination, the aggregate of the following amounts:

(A) the sum of (i) the Employee’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) any accrued vacation pay to the extent not theretofore paid, (iii) the Employee’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (other than any portion of such Annual Bonus that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder) to the extent not previously paid as of the Date of Termination, and (iv) the Employee’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Employee prior to the Date of Termination in accordance with the applicable Company policy (the sum of the amounts described in subclauses (i), (ii), (iii) and (iv), the “Accrued Obligations”);

(B) the product of (i) the Target Bonus and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365 (the “Pro Rata Bonus”);

(C) the amount equal to the product of (i) two, and (ii) the sum of (x) the Employee’s Annual Base Salary and (y) the Target Bonus; and

(D) an amount equal to eighteen (18) months of premiums based on the premium rate charged by the Company as in effect on the Date of Termination for the health care continuation coverage mandated by the Consolidated Omnibus

Budget Reconciliation Act for the type of coverage for which the Employee is enrolled as of immediately prior to the Date of Termination;

(2) the Company shall, at its sole expense as incurred, provide the Employee with (i) outplacement services the scope and provider of which shall be selected by the Employee in the Employee’s sole discretion, provided that the cost of such outplacement shall not exceed $25,000; and provided, further, that such outplacement benefits shall end not later than the one year anniversary following the Date of Termination, and (ii) automatic referral or automatic forwarding of incoming Company e-mails to the Employee for one year following the Date of Termination; and

(3) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee any Other Benefits (as defined in Section 6) in accordance with the terms of the underlying plans or agreements.

Notwithstanding the foregoing provisions of this Section 5(a)(1), ,in the event that the Employee is a “specified employee” (within the meaning of Section 409A of the Code and with such classification to be determined in accordance with the methodology established by the applicable employer as in effect on the Date of Termination) (a “Specified Employee”), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A if the code that would otherwise be payable under Section 5(a)(1) during the six-month period immediately following the Date of Termination (other than the Accrued Obligations) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the Date of Termination, on the first business day after the date that is six (6) months following the Employee’s “separation from service” within the meaning of Section 409A of the Code (the “409A Payment Date”).

(b) Death. If the Employee’s employment is terminated by reason of the Employee’s death during the Employment Period, the Company shall provide the Employee’s estate or beneficiaries with (1) the Accrued Obligations, (2) the Pro Rata Bonus, (3) the timely payment or delivery of the Other Benefits, and (4) an amount equal to the Employee’s Annual Base Salary that would have otherwise been payable if the Employee had remained employed during the period commencing on the Date of Termination and ending on the date thirty (30) days following the Date of Termination (the “Supplemental Salary Payment”), and the Company shall have no other severance obligations under this Agreement. The Accrued Obligations, the Pro Rata Bonus and the Supplemental Salary Payment shall be paid to the Employee’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, without limitation, and the Employee’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer Employees of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer Employees and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Employee’s estate and/or the Employee’s beneficiaries, as in effect on the date of the Employee’s death with respect to other peer Employees of the Company and the Affiliated Companies and their beneficiaries.

(c) Disability. If the Employee’s employment is terminated by reason of the Employee’s Disability during the Employment Period, the Company shall provide the Employee with (1) the Accrued Obligations, (2) a lump sum cash payment equal to (A) 75% of the amount equal to (i) the sum of the Employee’s Annual Base Salary and Target Bonus, multiplied by (ii) 1.5, less (B) an amount equal to the lump sum present value of any disability benefits estimated to be payable to the Employee under any disability plan, policy or program covering the Employee as reasonably determined by the Company and the Company’s disability insurance carriers(s) (the “Disability Lump Sum”), and (3) the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. The Accrued Obligations and the Disability Lump Sum shall be paid to the Employee in a lump sum in cash within thirty (30) days of the Date of Termination, provided, that in the event that the Employee is a Specified Employee, the Disability Lump Sum shall instead be paid, with Interest, to the Employee on the 409A Payment Date. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) shall include, and the Employee shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled Employees and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer Employees and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee’s family, as in effect at any time thereafter generally with respect to other peer Employees of the Company and the Affiliated Companies and their families.

(d) Cause; Other Than for Good Reason. If the Employee’s employment is terminated for Cause during the Employment Period, the Company shall provide the Employee with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. If the Employee voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide the Employee with (1) the Accrued Obligations, (2) the Pro Rata Bonus and (3) the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. The Accrued Obligations and, if applicable, the Pro Rata Bonus shall be paid to the Employee in a lump sum in cash within thirty (30) days of the Date of Termination, provided, that in the event the Employee is a Specified Employee, the Pro Rata Bonus shall instead be paid, with Interest, to the Employee on the 409A Payment Date.

Section 6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Employee may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Employee may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that the Employee is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies (including, for the avoidance of doubt, the Employee’s rights to benefits and payments under any stock options, restricted stock, restricted stock units or other incentive awards or plans) at or subsequent to the Date of

Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Employee’s resignation under this Agreement with or without Good Reason, shall in no way affect the Employee’s ability to terminate employment by reason of the Employee’s “retirement” under any compensation and benefits plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plan or arrangement of the Affiliated Companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Employee receives payments and benefits pursuant to Section 5(a) of this Agreement, the Employee shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

Section 7. Full Settlement. The payments and benefits provided for in this Agreement upon termination of the Employee’s employment are in full settlement of any and all claims by the Employee known as of the date hereof with respect to the circumstances of such termination of the Employee’s employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment. The Company agrees to pay as incurred (within ten (10) days following the Company’s receipt of an invoice from the Employee), all legal fees and expenses that the Employee may reasonably incur as a result of any contest by the Company, the Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Employee about the amount of any payment pursuant to this Agreement) (each a “Contest”), plus, in each case, Interest; provided, that, in the case of a Contest initiated by the Employee, the Employee shall have commenced any legal action (whether or not including litigation) within eighteen (18) months of the Date of Termination; and provided, further, that in the event the resolution of any such Contest includes a finding denying, in total, the Employee’s claims in such Contest, the Employee shall be required to reimburse the Company, over a period of twelve (12) months from the date of such resolution, for all sums paid to the Employee pursuant to this Section 7.

Section 8. Certain Reductions in Payments.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that Ernst & Young LLP or such other nationally recognized accounting firm as shall be selected by the Employee and the Company (as it exists prior to the Effective Date) (the “Accounting Firm”), shall determine that receipt of all payments, benefits or distributions by the Company or its affiliates in the nature of compensation to or for the Employee’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would (after taking into account any value attributable to the non-competition covenant in Section 10(a)), subject the Employee to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether it is necessary to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Employee would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Employee’s Agreement Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Employee shall receive all Agreement Payments to which the Employee is entitled under this Agreement. Notwithstanding anything to the contrary, in no event shall the value (if any) attributable to the non-competition covenant in Section 10(a) be taken into account for purposes of the Accounting Firm’s determination, if it would reduce the Agreement Payments to be paid to the Employee, it being understood that any such valuation is intended solely to reduce the amounts that are considered “parachute payments” and therefore any excise tax under Section 4999 of the Code. Any valuation of the non-competition covenant in Section 10(a) shall be determined by the Accounting Firm (or, if the Accounting Firm is not able to make such determination, an independent third-party valuation specialist, selected by the Employee), and the Company shall cooperate in good faith in connection with any such valuation process.

(b) If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Employee notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm (or, with respect to the valuation of the non-competition covenant in Section 10(a), to the extent applicable, the independent third-party valuation specialist) under this Section 8 shall be binding upon the Company and the Employee and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the Agreement Payments to the Reduced Amount, if applicable, shall be made by reducing the Agreement Payments under the following sections in the following order: (i) Section 5(a)(1)(C), (ii) Section 5(a)(1)(B), and (iii) Section 5(a)(1)(D). All fees and expenses of the Accounting Firm and the independent third-party valuation specialist (if any) shall be borne solely by the Company.

(c) As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Employee pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Employee pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Employee which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Employee shall pay any such Overpayment to the Company together with Interest; provided, however, that no amount shall be payable by the Employee to the Company if and to the extent such payment would not either reduce the amount on which the Employee is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than thirty (30) days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Employee together with Interest.

(d) For purposes hereof, the following terms have the meanings set forth below:

(1) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 8(a).

(2) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Employee with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Employee’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Employee certifies, in the Employee’s sole discretion, as likely to apply to him or her in the relevant tax year(s).

Section 9. Confidential Information. The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Employee during the Employee’s employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). After termination of the Employee’s employment with the Company, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under this Agreement.

Section 10. Restrictive Covenants. (a) Non-competition. In consideration for the payments and benefits under this Agreement, during the period commencing on the Effective Date ending on the six-month anniversary of the Date of Termination, the Employee shall not directly or indirectly through another be or become an officer, director, partner or employee of or consultant to or act in any managerial capacity with or own any equity interest in any Competitive Business Entity (as defined below); provided, however, that ownership of less than one percent (1%) of the outstanding equity securities of any entity listed on any national securities exchange or traded on the National Association of Securities Dealers Automated Quotation System shall not be prohibited hereby. A “Competitive Business Entity” is any

Incumbent Local Exchange Carrier (as defined in the Telecommunications Act of 1996), emerging telecommunications provider or cable television or communication company that competes with the Company in the provision of voice, data, Internet or other services to customers in any state of the United States in which, as of the Date of Termination, the Company or its controlled affiliates engages or has publicly announced definitive plans to engage, in the ownership, operation or management of such a business.

(b) Non-solicitation. In consideration for the payments and benefits under this Agreement, during the period commencing on the Effective Date and ending on the first anniversary of the Date of Termination, the Employee shall not directly or indirectly, (1) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand, (2) hire any person who was an employee of the Company until six (6) months after such individual’s employment relationship with the Company has been terminated or (3) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand; provided, that, solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 10(b).

(c) Acknowledgement; Reasonableness. The Employee understands that the foregoing restrictions may limit his or her ability to earn a livelihood in a business similar to the business of the Company, but the Employee nevertheless believes that he or she has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his or her education, skills and ability), the Employee does not believe would prevent him or her from otherwise earning a living. The Employee has carefully considered the nature and extent of the restrictions place upon him or her by this Section 10, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Employee. Following the Effective Date, the covenants set forth in this Section 10 shall be the exclusive contractual covenants applicable to the Employee with respect to the subject matter therein and shall supersede and replace any and all similar covenants contained in any other agreement between the Company and the Employee or plan in which the Employee participates.

(d) Enforcement. Because the Employee’s services are unique and because the Employee has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 10. Therefore, in the event of a breach or threatened breach of this Section 10, the Company or its respective successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunction relief in order to enforce, or prevent any violations of, the provision hereof (without posting a bond or other security) or require the Employee to account for and pay over to the Company all compensation, profits, moneys, accruals or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein, if and when final judgment of a court of competent jurisdiction is so entered against the Employee.

(e) Interpretation. For purposes of this Section 10, references to “the Company” shall mean the Company as hereinbefore defined and any of its controlled affiliates.

Section 11. Successors. (a) This Agreement is personal to the Employee, and, without the prior written consent of the Company, shall not be assignable by the Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 11(c), without the prior written consent of the Employee this Agreement shall not be assignable by the Company.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

Section 12. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Employee:

At the most recent address on file at the Company.

if to the Company:

tw telecom inc.

10475 Park Meadows Drive

Littleton, Colorado 80124

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder, including, without limitation, the right of the Employee to terminate employment for Good Reason pursuant to Sections 4(c)(1) through 4(c)(5), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Employee and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Employee and the Company, the employment of the Employee by the Company is “at will” and, subject to Section 1(a), prior to the Effective Date, the Employee’s employment may be terminated by either the Employee or the Company, in which case the Employee shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including, without limitation, the Amended and Restated Employment Agreement, dated of even date herewith, between the Company and the Employee.

(g) The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Employee dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Employee’s estate within thirty (30) days after the date of the Employee’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Employee shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Employee’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Employee’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Prior to the Effective Date but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Employee, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Employee, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Employee pursuant to Section 409A of the Code.

IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

JILL STUART

/s/ Jill Stuart

tw telecom inc.

By:	/s/Larissa L. Herda
Name: Larissa L. Herda
Title: Chairman, CEO and President

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